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                                 Exhibit 11

                       ARBOR DRUGS, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE

                                           Three Months Ended                    Six Months Ended
(In thousands, except per share data)          January 31,                          January 31,
                                       --------------------------             ----------------------
                                         1997              1996                 1997          1996
                                       --------          --------             --------      --------
A. Net Income                          $10,728 (a)       $8,711 (a)           $17,121 (a)   $13,836 (a)
                                       =======           ======               =======       =======
Weighted average number of
common shares outstanding               38,899 (a)       37,354 (a)            38,315 (a)    37,265 (a)

Effect of the issuance of
stock options and assumed
exercise of stock options
at prices which are lower
than the average market
price of the common shares
during the period, using the
treasury stock method                      867            1,117                   767           973
                                       -------           ------               -------       -------


B. Average number of common
shares and common
equivalent shares for
primary earnings per share              39,766           38,471                39,082        38,238
                                       =======           ======               =======       =======


Weighted average number of common
shares outstanding  (a)                 38,899           37,354                38,315        37,265


Effect of the issuance of stock
options and assumed exercise of
options at prices which are lower
than the market price of common
stock at end of the period when
such price is higher than average
market price of the common shares
during the period, using the treasury
stock method                             1,030            1,275                 1,112         1,246
                                       -------           ------               -------       -------

C. Average number of common shares
and common equivalent shares
for fully diluted earnings per share    39,929           38,629                39,427        38,511
                                       =======           ======               =======       =======


Primary earnings
per share:    A/B                        $0.27            $0.23                 $0.44         $0.36
                                       =======           ======               =======       =======


Fully diluted earnings
per share:  A/C                          $0.27            $0.23                 $0.43         $0.36
                                       =======           ======               =======       =======

 (a) These amounts agree with the related amounts in the Condensed Consolidated Statements of Income. All share amounts have been restated to give effect to the stock split declared on November 19, 1996 and distributed on December 17, 1996.

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